Exhibit 3.17

CERTIFICATE OF INCORPORATION

OF

USCC FLORIDA ACQUISITION CORP.

I.

The name of this Corporation is USCC FLORIDA ACQUISITION CORP.

II.

Its registered office in the state of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.

This Corporation is authorized to issue one (1) class of stock, to be designated Common Stock, par value $0.01 per share. The total number of shares of Common Stock that this Corporation shall have authority to issue is 1,000.

V.

The name and mailing address of the incorporator is as follows:

Daniel J. Leer, Esq.

c/o Venture Counsel Associates, LLP

1999 Harrison Street, Suite 1300

Oakland, CA 94612

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of September, 1998.

/s/ Daniel J. Leer, Incorporator
Daniel J. Leer, Incorporator